Exhibit 4.4

THOMPSON CREEK METALS COMPANY INC.,
as Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as U.S. Trustee

and

VALIANT TRUST COMPANY

as Canadian Trustee

Third Supplemental Indenture

Dated as of May 11, 2012

Supplement to Indenture between Thompson Creek Metals Company Inc. and Wells Fargo Bank,
National Association, as Trustee
dated as of May 11, 2012

i

THIRD SUPPLEMENTAL INDENTURE, dated as of May 11, 2012 (this “Supplemental Indenture”), among THOMPSON CREEK METALS COMPANY INC., a corporation governed by the Business Corporations Act (British Columbia) (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as U.S. trustee (the “U.S. Trustee”) and VALIANT TRUST COMPANY, not in its individual capacity but solely as Canadian trustee appointed herein (the “Canadian Trustee”, together with the U.S. Trustee, the “Trustees”) under the Indenture, dated as of May 11, 2012, between the Company and Wells Fargo Bank, National Association, a national banking association, as Trustee (the “Base Indenture,” and the Base Indenture, as supplemented by this Supplemental Indenture, the “Indenture”).

R E C I T A L S

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture, to provide for the issuance from time to time of its senior or subordinated debentures, notes or other evidences of indebtedness to be issued in one or more series (the “Securities”), as provided in the Base Indenture, up to such principal amount as may from time to time be authorized in or pursuant to one or more resolutions of the Board of Directors, or by supplemental indenture;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its 11.68% Senior Amortizing Notes due May 15, 2015, (the “Notes” and each $4.075312 of initial principal amount of such Securities, a “Note”), substantially in the form attached hereto as Exhibit A and the terms, provisions and conditions thereof to be set forth as provided in this Supplemental Indenture;

WHEREAS, the Company now wishes to issue Notes in an initial aggregate principal amount of $35,862,746 (as increased by an amount equal to the Initial Principal Amount multiplied by the number of any additional tMEDS (as defined herein) purchased by the Underwriters (as defined herein) pursuant to the exercise of their option to purchase additional tMEDS as set forth in the Underwriting Agreement (as defined herein)), each Note initially to be issued as a component of the tMEDS being issued on the date hereof by the Company pursuant to the Purchase Contract Agreement, dated as of May 11, 2012, among the Company, Wells Fargo Bank, National Association, as Purchase Contract Agent, as U.S. Trustee and as attorney-in-fact for the holders of Purchase Contracts from time to time, and Valiant Trust Company as Canadian Trustee (the “Purchase Contract Agreement”).

WHEREAS, the Company has requested that the Trustees execute and deliver this Supplemental Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized in all respects; and

WHEREAS, all requirements necessary to make this Supplemental Indenture a legal, valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when duly executed, authenticated and delivered, the legal, valid, binding and enforceable obligations of the Company, have been done and performed.

NOW THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, the Company covenants and agrees with the Trustees, for the equal and ratable benefit of the Holders of the Notes, and for the purpose of setting forth, as provided in the Base Indenture, the form and terms of the Notes, as follows:

ARTICLE 1
SCOPE OF SUPPLEMENTAL INDENTURE; CERTAIN DEFINITIONS

Section 1.01           Scope of Supplemental Indenture. This Supplemental Indenture supplements, and to the extent inconsistent therewith, replaces the provisions of the Base Indenture, to which provisions reference hereby made.

The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes (which shall be initially in the aggregate principal amount of $35,862,746 (as increased by an amount equal to the Initial Principal Amount multiplied by the number of any additional tMEDS purchased by the Underwriters pursuant to the exercise of their option to purchase additional tMEDS as set forth in the Underwriting Agreement)) and shall not apply to any other Securities that may be issued under the Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements.  Pursuant to this Supplemental Indenture, there is hereby created and designated a series of Securities under the Indenture entitled “11.68% Amortizing Notes due May 15, 2015.”  The Notes may be issued in accordance with the provisions of Article 2 of the Base Indenture, as modified pursuant to the terms hereof.

Section 1.02           Certain Definitions. Section 1.01 of the Base Indenture is hereby amended by adding the following definitions in their proper alphabetical order which, in the event of a conflict with the definition of terms in the Base Indenture, shall govern. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Base Indenture.

“Additional Amounts” shall have the meaning set forth in Section 2.05(b).

“Bankruptcy Law” means Title 11, U.S. Code, or any similar other applicable insolvency, bankruptcy, corporate arrangement or restructuring or similar law of any jurisdiction including any law of any jurisdiction permitting a debtor to obtain a stay or compromise of the claims of its creditors.

“Base Indenture” shall have the meaning set forth in the first paragraph of this Supplemental Indenture.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or the place of payment are authorized or required by law to close.

“Canadian Trustee” shall have the meaning set forth in the first paragraph of this Supplemental Indenture.

“Certificated Note” means a Note in definitive, registered form.

“close of business” means 5:00 p.m., New York City time.

“Common Stock” means the common stock, no par value, of the Company as it existed on the date of this Supplemental Indenture, subject to Section 5.02 of the Purchase Contract Agreement.

“Company” shall have the meaning set forth in the first paragraph of this Supplemental Indenture.

“Company Order” means a written order or request of the Company, which is signed in the name of the Company by the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Accounting Officer, any Vice President, the Treasurer or any

Assistant Treasurer or the Secretary or any Assistant Secretary of the Company, and delivered to the U.S. Trustee.

“Component Note” means a Note in global form and attached to a Global tMEDS that (a) shall evidence the number of Notes specified therein that are components of the tMEDS evidenced by such Global tMEDS, (b) shall be registered on the security register for the Notes in the name of Wells Fargo Bank, as attorney-in-fact for Holder(s) of the tMEDS of which such Notes form a part, and (c) shall be held by the Purchase Contract Agent as attorney-in-fact for such holder(s), together with the Global tMEDS, as custodian of such Global tMEDS for the Depositary.

“Documentary Taxes” shall have the meaning set forth in Section 2.05(f).

“DTC” means The Depository Trust Company.

“Event of Default” shall have the meaning set forth in Section 6.01.

“Fundamental Change” shall have the meaning set forth in the Purchase Contract Agreement.

“Global Note” shall have the meaning set forth in Section 2.01(b).

“Global Note Holder” shall have the meaning set forth in Section 2.03.

“Global tMEDS” shall have the meaning set forth in the Purchase Contract Agreement.

“Holder” means a Person in whose name such Note is registered on the books of the Registrar.

“Indenture” shall have the meaning set forth in the first paragraph of this Supplemental Indenture.

“Initial Principal Amount” means $4.075312  per Note.

“Installment Payment” shall have the meaning set forth in Section 2.02(a).

“Installment Payment Date” means each February 15, May 15, August 15 and November 15, commencing on August 15, 2012 and ending on May 15, 2015.

“Installment Payment Period” means the period from, and including, the Issue Date to, but excluding, the first Installment Payment Date and each subsequent full quarterly period from, and including, an Installment Payment Date to, but excluding, the immediately succeeding Installment Payment Date.

“Issue Date” means May 11, 2012.

“Maturity Date” means May 15, 2015.

“Note” and “Notes” shall have the respective meanings set forth in the Recitals and includes, for the avoidance of doubt, both Separate Notes and Notes that constitute part of a tMEDS.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the President, any Vice President (regardless of any vice presidential designation), the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers and delivered to the U.S. Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the U.S. Trustee.  The counsel may be an employee of or counsel to the Company or the U.S. Trustee.

“Paying Agent” refers to a Person engaged to perform obligations in respect of payments made or funds held and shall initially mean the U.S. Trustee.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

“Prospectus Supplement” means the Preliminary Prospectus Supplement dated May 7, 2012, related to the tMEDS, as supplemented by the pricing term sheet dated May 7, 2012 related to the tMEDS.

“Purchase Contract” shall have the meaning set forth in the Purchase Contract Agreement.

“Purchase Contract Agreement” shall have the meaning set forth in the Recitals.

“Registrar” refers to a Person engaged to maintain the security register for the Notes and shall initially mean the U.S. Trustee.

“Regular Record Date” means, with respect to any Installment Payment Date, the close of business 15 calendar days preceding such Installment Payment Date.

“Securities” shall have the meaning set forth in the Recitals.

“Separate Note” means a Note that has been separated from a tMEDS in accordance with the terms of the Purchase Contract Agreement.

“Separate Purchase Contract” means a Purchase Contract that has been separated from a tMEDS in accordance with the terms of the Purchase Contract Agreement.

“Successor Company” shall have the meaning set forth in Section 5.01(a)(i).

“Supplemental Indenture” shall have the meaning set forth in the first paragraph of this Supplemental Indenture.

“Taxes” shall have the meaning set forth in Section 2.05(a).

“Taxing Jurisdiction” shall have the meaning set forth in Section 2.05(b).

“tMEDS” shall have the meaning set forth in the Purchase Contract Agreement.

“Trustees” means the parties named in the first paragraph of this Supplemental Indenture, in each case until a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter shall mean the successor serving hereunder.

“Underwriters” shall have the meaning set forth in the Underwriting Agreement.

“Underwriting Agreement” means the Underwriting Agreement, dated as of May 7, 2012, between the Company and the Underwriters named therein, relating to the tMEDS.

“U.S. Trustee” shall have the meaning set forth in the first paragraph of this Supplemental Indenture.

ARTICLE 2
THE NOTES

Section 2.01           Form of Notes. (a)    The Notes will initially be issued as Component Notes in the form of Attachment 4 to the form of Global tMEDS attached as Exhibit A to the Purchase Contract Agreement, and will be attached to the related Global tMEDS and registered in the name of Wells Fargo Bank, National Association, as attorney-in-fact for the holder(s) of such Global tMEDS.

(b)           Holders of tMEDS have the right to separate such tMEDS into their constituent parts, consisting of Separate Purchase Contracts and Separate Notes, during the times, and under the circumstances, described in Section 2.03 of the Purchase Contract Agreement. Upon separation of any tMEDS into its constituent parts, (i) if such tMEDS is a Global tMEDS, the Separate Notes will initially be evidenced by Global Securities in the form of Exhibit A hereto (the “Global Note”) deposited with the U.S. Trustee as custodian for the Depositary and registered in the name of the Depositary or its nominee, or (ii) if such tMEDS is in definitive, registered form, the Separate Notes will be evidenced by a Certificated Note, in each case, as provided in Section 2.03 of the Purchase Contract Agreement. Following separation of any tMEDS into its constituent Separate Note and Separate Purchase Contract, the Separate Notes are transferable independently from the Separate Purchase Contracts. In addition, Separate Notes can be recombined with Separate Purchase Contracts to recreate tMEDS, as provided for in Section 2.04 of the Purchase Contract Agreement.

(c)           The terms of such Notes are herein incorporated by reference and are part of this Supplemental Indenture.

(d)           The Notes shall be issuable in denominations initially equal to the Initial Principal Amount and integral multiples in excess thereof.

Section 2.02           Installment Payments.

(a)           Installment Payment Dates. On each Installment Payment Date, the Company shall pay, in cash, installments on each Note of $0.406250 (each, an “Installment Payment”); provided that the Installment Payment on each Note on August 15, 2012 shall equal $0.424306.  Installments will be paid to the person in whose name a Note is registered on the Regular Record Date corresponding to such Installment Payment Date.

(b)           Installment Payment Amount. (i)       Each Installment Payment shall constitute a payment of interest (at a rate of 11.68% per annum) and a partial repayment of principal on the Note, allocated as set forth in the schedule below.

Installment Payment Date	Amount of Principal	Amount of Interest
August 15, 2012	$0.299968	$0.124338
November 15, 2012	$0.295966	$0.110284
February 15, 2013	$0.304612	$0.101638
May 15, 2013	$0.313510	$0.092740
August 15, 2013	$0.322668	$0.083582
November 15, 2013	$0.332094	$0.074156
February 15, 2014	$0.341795	$0.064455
May 15, 2014	$0.351779	$0.054471
August 15, 2014	$0.362055	$0.044195
November 15, 2014	$0.372631	$0.033619
February 15, 2015	$0.383516	$0.022734
May 15, 2015	$0.394720	$0.011530

(ii)           Each Installment Payment for any Installment Payment Period shall be computed by the Company on the basis of a 360-day year of twelve 30-day months. If an Installment Payment is payable for any period shorter or longer than a full Installment Payment Period, such Installment Payment shall be computed on the basis of the actual number of days elapsed per 30-day month.

(iii)          If any date on which an Installment Payment is payable is not a Business Day, then payment of the Installment Payment on such date will be made on the next succeeding day that is a Business Day, and without any interest or other payment in respect of any such delay. However, if such Business Day is in the next succeeding calendar year, then such Installment Payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date when such Installment Payment was originally due.

(iv)          For purposes of disclosure pursuant to the Interest Act (Canada), the annual rate of interest to which the rate of interest provided in this Supplemental Indenture (and stated herein to be computed on the basis of any period of time less than a calendar year) is equivalent is the rate of interest provided in this Supplemental Indenture multiplied by the actual number of days in the applicable calendar year and divided by the actual number of days in such other period of time.

Section 2.03           Depositary. The Depositary for the Global Note shall initially be DTC. The Global Note (which shall initially have a balance of zero Notes) shall be deposited on or about the Issue Date with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”).

Section 2.04           Certificated Notes. Section 2.13(b) of the Base Indenture shall be deemed, with respect to the Notes, to be replaced in their entirety with the following:

“(b)         Notwithstanding any provisions to the contrary contained in Section 2.07 of this Indenture and in addition thereto, and unless otherwise provided for a particular Series of Securities by a resolution of the Board of Directors, a supplemental indenture or an Officers’ Certificate, any Global Security shall be exchangeable pursuant to Section 2.07 of this Indenture for Securities registered in the names of Holders other than the Depositary for such Security or its nominee only if:

(i)            the Depositary is unwilling or unable to continue as Depositary for such Global Note and the Company is unable to find a qualified replacement for such Depositary within 90 calendar days;

(ii)           at any time the Depositary ceases to be a clearing agency registered under the Exchange Act;

(iii)          an Event of Default, or any failure by the Company to observe or perform any covenant or agreement in the Indenture has occurred and is continuing and the beneficial owner of any

Notes represented by a Global Note requests that its Notes be issued in physical, certificated form, or

(iv)          the Company in its sole discretion determines to allow some or all Global Securities to be exchangeable for definitive securities in registered form,

then, in each case, the Company shall execute, and the U.S. Trustee, upon receipt of an Company Order for the authentication and delivery of Certificated Notes, shall authenticate and deliver Certificated Notes in any authorized denominations, in an aggregate principal amount equal to the principal amount of the Global Note or Notes representing such Notes (or in an aggregate principal amount equal to the principal amount of the Notes in respect of which a beneficial owner has requested the issuance of Notes in physical, certificated form pursuant to clause (iii) or (iv) above) in exchange for such Global Note or Notes (or relevant portion thereof).”

Section 2.05           Additional Amounts.  (a)  All payments made by or on behalf of the Company under or with respect to any Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto, and, for the avoidance of doubt, including any withholding or deduction for or on account of any of the foregoing) (“Taxes”), unless the Company is required to withhold or deduct such Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency.

(b)           If the Company is required to withhold or deduct from any payment made under or with respect to the Notes any amount for or on account of any Taxes imposed under the laws of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax or by or on behalf of any jurisdiction in which the Company is then incorporated, engaged in business or resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein or any jurisdiction from or through which payment is made by or on behalf of the Company (each a “Taxing Jurisdiction”), the Company will pay to each Holder such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided, however, no Additional Amounts will be payable to a Holder with respect to:

(1)           a payment which is subject to such Taxes by reason of the Holder or beneficial owner of the Notes being, at the time of the making of such payment: (i) a Person with which the Company does not deal at arm’s length for the purposes of the Income Tax Act (Canada) or (ii) a “specified shareholder” or a Person dealing not at arm’s length with a “specified shareholder”, of the Company for the purposes of subsection 18(5) of the Income Tax Act (Canada);

(2)           a payment which is subject to such Taxes by reason of the Holder or beneficial owner of the Notes being a resident, domiciliary or national of, or engaged in business or maintaining a permanent establishment or other presence in or otherwise having some present or former connection with the relevant Taxing Jurisdiction in which such Taxes are imposed otherwise than by the mere acquisition or holding of the Notes or the receipt of payments or enforcement of its rights thereunder;

(3)           a payment which is subject to such Taxes by reason of the Holder’s or beneficial owner of the Notes’ failure to comply with any certification, identification, documentation or other reporting requirements if such compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Taxes; or

(4)           any combination of the above items.

The Company will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant Taxing Authority in accordance with applicable law.

(c)           Upon request, the Company will furnish to the U.S. Trustee, within 60 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts or other documents evidencing such payment by it.

(d)           The Company will indemnify and hold harmless each Holder or beneficial owner of the Notes and upon written request reimburse each such Holder or beneficial owner of the Notes for the amount (excluding any Additional Amounts that have previously been paid by the Company pursuant to this Section 2.05) of:

(1)           any Taxes so levied or imposed and paid by such Holder or beneficial owner as a result of payments made under or with respect to the Notes to the extent that the Holder is entitled to Additional Amounts with respect thereto (or would be entitled to Additional Amounts with respect thereto if such Taxes were subject to deduction or withholding by the Company);

(2)           any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; and

(3)           any Taxes imposed with respect to any reimbursement under this Section 2.05(d) to the extent that the Holder is entitled to Additional Amounts with respect thereto (or would be entitled to Additional Amounts with respect thereto if such Taxes were subject to deduction or withholding by the Company).

(e)           Wherever in this Indenture there is mentioned, in any context, the payment of principal (and premium, if any), interest, if any, or any other amount payable under or with respect to a debt security, such mention will be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(f)            The Company will pay when due any present or future stamp, transfer, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise in any Taxing Jurisdiction from the initial execution, delivery or registration of the Notes or any other document or instrument relating thereto, except as described in this Indenture with respect to transfer or exchange of the Notes (“Documentary Taxes”).

(g)           The Company’s obligation to make payments of Additional Amounts, any indemnification payment and Documentary Taxes under the terms and conditions described above will survive any termination, defeasance or discharge of this Indenture.

ARTICLE 3
NO REDEMPTION

Section 3.01           No Redemption. Article 3 of the Base Indenture (Redemption) shall not apply to the Notes.

Section 3.02           No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund.

ARTICLE 4
COVENANTS

Section 4.01           Listing. If (i) a sufficient number of tMEDSs are separated into Separate Purchase Contracts and Separate Notes and traded separately such that applicable listing requirements are met and (ii) the Holders of such Separate Notes request that the Company list such Separate Notes, the Company will endeavor to list such Separate Notes on an exchange of the Company’s choosing (which may or may not be the New York Stock Exchange) subject to applicable listing requirements.

Section 4.02           Reports.  Section 4.02 of the Base Indenture is replaced in its entirety by the following:

“The Company shall file with the U.S. Trustee, within 15 days after the Company is required to file the same with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act.  For purposes of this section, documents filed by the Company with the SEC via the EDGAR system will be deemed to be filed with the U.S. Trustee as of the time such documents are filed via EDGAR, provided, however, that the U.S. Trustee shall have no obligation whatsoever to determine if such filing has occurred.”

Section 4.03           Applicability of Covenants Contained in the Base Indenture.  Each of the agreements and covenants of the Company contained in Article 4 of the Base Indenture shall apply to the Notes, except as provided above.

ARTICLE 5
SUCCESSOR COMPANY

Section 5.01           Amendments to Article 5.01 of the Base Indenture.

Article 5 of the Base Indenture shall not apply to, and have no force and effect with respect to, the Notes and shall be replaced in its entirety with the following:

“SECTION 5.01     When Company May Merge or Transfer Assets.

(a)           The Company shall not consolidate with or merge or amalgamate with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of it and its subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(i)            the resulting, surviving or transferee person (the “Successor Company”) is a corporation organized and existing under the laws of Canada, any province or territory thereof, or of the United States of America, any state or territory thereof or the District of Columbia;

(ii)           the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the U.S. Trustee;

(iii)          immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; or

(iv)          the Company shall have delivered to the U.S. Trustee (1) an Officers’ Certificate stating that such consolidation, merger, amalgamation, winding up or disposition, and such supplemental indenture, if any, comply with the indenture and that immediately after giving effect to such transaction, no Default or shall have occurred and be continuing, and (2) an Opinion of Counsel, each stating that such consolidation, merger, amalgamation, winding up or disposition, and such supplemental indenture, if any, comply with the Indenture.

(b)           The Company shall be released from its obligations under the Indenture and the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the Notes; provided that, in the case of a lease of all or substantially all its assets, the Company shall not be released from the obligation to pay the principal of and interest on the Notes.

(c)           For purposes of this Section 5.01, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the disposition of all or substantially all of the properties and assets of the Company.”

ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01           Amendments to Section 6.01, 6.02, 6.04 and 6.13 of the Base Indenture. Sections 6.01 6.02, 6.04 and 6.13 of the Base Indenture shall not apply to, and have no force and effect with respect to, the Notes and shall be replaced in their entirety with the following:

“SECTION 6.01                     Events of Default.   Each of the following constitutes an “Event of Default” with respect to the Notes:

(a)           failure by the Company to pay any Installment Payments on Notes as and when due, and such failure continues for 30 days;

(b)           failure by the Company to give notice of Fundamental Change in accordance with Section 5.03 of the Purchase Contract Agreement;

(c)           failure by the Company to duly observe or perform any other of the covenants or agreements in the Notes or in the Indenture, and such failure continues for the period and after the notice specified below;

(d)           failure by the Company to comply after notice as provided below with any of their obligations under Section 4.02 of this Supplemental Indenture;

(e)           default by the Company or any of its Subsidiaries under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), other than indebtedness owed to the Company or a Subsidiary, whether such indebtedness or guarantee now exists or is created after the Issue Date, which default:

(i)            is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of the grace period provided in such indebtedness; or

(ii)           results in the acceleration of such indebtedness prior to its maturity;

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been an event as described under Section 6.01(e)(i) or (ii), aggregates $30.0 million or more (or its foreign currency equivalent); provided that in connection with any series of indebtedness of the Company that is optionally convertible into Common Stock (and/or cash based on the value of Common Stock) and/or indebtedness of a Subsidiary of the Company that is optionally exchangeable for Common Stock (and/or cash based on the value of Common Stock), (A) any conversion of such indebtedness by a holder thereof into shares of Common Stock, cash or a combination of cash and shares of Common Stock, (B) the rights of holders of such indebtedness to convert into shares of the Common Stock, cash or a combination of cash and shares of Common Stock and (C) the rights of holders of such indebtedness to require any repurchase by the Company of such indebtedness in cash upon a fundamental change shall not, in itself, constitute an Event of Default under this Section 6.01(e);

(f)            the failure by the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $30.0 million (or its foreign currency equivalent) (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final;

(g)           the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company), would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i)            commences proceedings to be adjudicated bankrupt or insolvent;

(ii)           consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or notice of intent or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law;

(iii)          consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv)          makes a general assignment for the benefit of its creditors; or

(v)           generally is not paying its debts as they become due; or

(h)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)            is for relief against the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the most recent audited consolidated financial statements of the Company), would constitute a Significant Subsidiary, in a proceeding in which the Company, any such Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(ii)           appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company), would constitute a Significant Subsidiary; or

(iii)          orders the liquidation, dissolution or winding up of the Company, or any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company), would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether such Event of Default is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Notwithstanding the foregoing, a default under Section 6.01(c) or (d) shall not constitute an Event of Default until the U.S. Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company and the U.S. Trustee in writing of the Default and the Company does not cure such Default in the case of 6.01(c) within 60 days of receipt of such notice, or in the case of 6.01(d) within 90 days of receipt of such notice.”

“SECTION 6.02     Acceleration.  (a)  If an Event of Default (other than an Event of Default described Section 6.01(g) or (h)) occurs and is continuing, the U.S. Trustee by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes by notice to the Company and the U.S. Trustee, may, and the U.S. Trustee at the written request of such Holders shall, declare all Notes to be due and payable. Upon such a declaration of acceleration, all amounts on the Notes payable on all of the Notes will become due and payable immediately.

In the event of a declaration of acceleration of the Notes because an Event of Default described in clause Section 6.01(e) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if:

(1)           the Default triggering such Event of Default under Section 6.01(e) shall be remedied or cured by the Company or a Subsidiary or waived by the holders of the relevant indebtedness within 20 calendar days after the declaration of acceleration with respect thereto; and

(2)(A)     the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (B) all existing Events of Default, except nonpayment of Installment Payments on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(b)           If an Event of Default described in Section 6.01(g) or (h) above occurs and is continuing, all amounts payable on all the Notes will become due and payable immediately and automatically without any declaration or other act on the part of the Trustees or any Holders.”

“SECTION 6.04     Waiver of Past Defaults.   The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of Installment Payments or a Default in respect of a provision that under Section 9.02 of the Base Indenture or Section 8.01 of this Supplemental Indenture cannot be amended without the consent of each Holder affected) and rescind any such acceleration with respect to the Notes and its consequences if:

(1)           rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(2)           all existing events of default, other than the nonpayment of Installment Payments that have become due solely by such declaration of acceleration, have been cured or waived.”

“SECTION 6.13.  Waiver of Stay, Extension and Usury Laws.  The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenant that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustees, but shall suffer and permit the execution of every such power as though no such law has been enacted.”

Section 6.02           Notice of Defaults.  If a Default occurs and is continuing and is actually known to a Trust Officer of the U.S. Trustee, the U.S. Trustee will send to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of Installment Payments on any Note, the U.S. Trustee may withhold from the Holders notice of any continuing default if the U.S. Trustee determines in good faith that withholding the notice is in the interests of the holders.  In addition, the Company is required to deliver to the U.S. Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate signed by the principal accounting officer, principal financial officer or principal executive officer of the Company comply with TIA Section 314(a)(4) stating (i) that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made with a view to determining whether the Company has fulfilled its obligations under this Indenture and (ii) that, to the knowledge of the officer, no Default or Event of Default occurred during such period (or, if a Default or Event of Default has occurred, describing all Defaults or Events of Default of which the officer may know and what action the Company has taken, is taking or proposes to take with respect thereto). The Company also is required to deliver to the U.S. Trustee, within 10 Business Days after the occurrence thereof, written notice of any events which would constitute a Default, their status and what action the Company is taking or proposing to take in respect thereof.

Section 6.03           Applicability of Provisions Related to Events of Default Contained in the Base Indenture.  The provisions of Article 6 of the Base Indenture shall apply to the Notes, except as provided above.

ARTICLE 7
TAX TREATMENT

Section 7.01           Tax Treatment. The Company and each Holder agrees, for United States and Canadian federal income tax purposes, to treat the Notes as indebtedness of the Company.

ARTICLE 8
DISCHARGE AND DEFEASANCE

Section 8.01           Discharge and Defeasance. For the avoidance of doubt, the provisions of Article 8 of the Base Indenture (Discharge of Indenture; Defeasance) shall apply to the Notes.

Section 8.02           Amendments to Section 8.02 of the Base Indenture. Section 8.02(6) and (7) of the Base Indenture shall not apply to, and have no force and effect with respect to, the Notes and shall be replaced in their entirety with the following Sections 8.02(6), (7), and (8):

“(6)        In the case of Legal Defeasance, the Company has delivered to the U.S. Trustee and the Canadian Trustee an Opinion of Counsel reasonably acceptable to the U.S. Trustee and the Canadian Trustee confirming that the Holders will not recognize income, gain or loss for U.S. or Canadian federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. and Canadian federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred and confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law upon which, in either case, the Opinion of Counsel regarding U.S. federal income tax consequences is based.

(7)           in the case of the covenant defeasance option, the Company shall have delivered to the U.S. Trustee an Opinion of Counsel to the effect that the Holders of Securities of such Series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred; and

(8)           in the case of the covenant defeasance option, the Company shall have delivered to the U.S. Trustee and the Canadian Trustee an Opinion of Counsel to the effect that the Holders of Securities of such Series will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of such deposit and covenant defeasance and will be subject to Canadian federal, provincial or territorial income or other tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred.”

ARTICLE 9
AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.01           Amendments, Supplements and Waivers. The Company and the Trustees may amend, supplement or waive defaults under this Supplemental Indenture and the Notes as provided in Article 9 of the Base Indenture; provided that in addition to the provisions of Section 9.02 of the Base Indenture, no amendment, supplement or waiver shall, without the consent of each Holder affected thereby, change any Installment Payment Date or the amount of any Installment Payment; and provided further that in addition to the provisions of Section 9.01 of the Base Indenture, the Company and the Trustees may amend or supplement this Supplemental Indenture or the Notes without notice to or the consent of any Holder to conform the provisions of this Supplemental Indenture and the Notes to the “Description of the amortizing notes” section of the Prospectus Supplement.

ARTICLE 10
NO SUBORDINATION

Section 10.01         No Subordination. Article 10 of the Base Indenture (Subordination of Securities) shall not apply to the Notes.  The Notes shall be senior obligations of the Company.

ARTICLE 11
CANADIAN TRUSTEE

Section 11.01         Appointment of Canadian Trustee.  (a)            It is intended hereby that for so long as the Company remains governed by the provisions of the Business Corporations Act (British Columbia) (the “BCABC”), this Supplemental Indenture will comply with the requirements of Division 1 of Part 7 of the BCABC, including the requirement that at least one of the trustees hereunder be a “trust corporation” within the meaning applicable under the BCABC, referred to herein as the Canadian Trustee, unless and until the Company obtains an order under applicable law exempting it from such requirement; provided, however that the Canadian Trustee shall have no obligation or duty to determine whether the Company remains governed by the BCABC or to ensure that this Supplemental Indenture complies with the BCABC;

(b)           The Company shall, on the date of this Supplemental Indenture, appoint in writing Valiant Trust Company as initial Canadian Trustee. It is understood that the responsibilities of the Canadian Trustee shall be limited in all events to performing only such functions as are specified herein or in such instrument of appointment to be performed by the Canadian Trustee and to performing such functions solely in respect of those Holders who, at the particular time, are shown in the Registrar to have a Canadian address; in particular, and without limiting the generality of the foregoing or any of the rights and powers the Canadian Trustee may have, the Canadian Trustee will not, in such capacity, have any responsibilities, duties or obligations with respect to the enforcement of the provisions of this Supplemental Indenture against the Company. Notwithstanding anything else contained herein, nothing herein shall require the Canadian Trustee to carry on any business or activity, to exercise any power or to perform any function, outside of Canada or in relation to Holders who are not shown in the Registrar to have a Canadian address, or to engage in any business or activity, or to exercise any power or perform any function, in any jurisdiction where the Canadian Trustee does not hold all such authorizations, registrations or licenses as may be necessary to carry on such business or activity or to exercise such power or perform such function.

(c)           In performing its functions, exercising any of its rights or powers and discharging its duties hereunder, the Canadian Trustee shall:

(1)           act honestly and in good faith with a view to the best interests of those Holders who, at the particular time, are shown in the Registrar to have an address in Canada; and

(2)           exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances, as such standard of care would be interpreted in accordance with the BCABC under the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Under no circumstances will the Canadian Trustee be held to any other or higher standard of care than set forth in this Section 11.01(c). Each of paragraphs (b)(2), (e), (f), (g) and (h) of Section 7.01 and Sections 4.04, 7.02, 7.04, 7.07, 7.09 and 9.06, if applicable, and 11.02 shall apply in all respects to or in respect of the Canadian Trustee as if (A) each reference therein to the U.S. Trustee were a reference to the Canadian Trustee, (B) each reference to the Corporate Trust Office of the U.S. Trustee were a reference to the office of the Canadian Trustee specified in the written instrument appointing the Canadian Trustee (or such other office as the Canadian Trustee shall have notified the U.S. Trustee and the Company in writing in accordance with Article 11.02) and (C) the obligations of the Canadian Trustee are construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Every provision of this Supplemental Indenture that in any way relates to the Canadian Trustee is subject to this paragraph 11.01(c).

(d)           The Canadian Trustee may resign its trust and be discharged from all further duties and liabilities hereunder by giving to the Company and the U.S. Trustee 90 days notice in writing or such shorter notice as the Company may accept as sufficient and the Canadian Trustee may be removed at any time by written notice from the U.S. Trustee or the Holders of a majority in principal amount of the then outstanding Notes or, if no Default or Event of Default has occurred and is continuing, the Company. If at any time a material conflict of interest exists in the Canadian Trustee’s role as a fiduciary hereunder, the Canadian Trustee shall, within 90 days after ascertaining that such a material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in this Section 11.01. The validity and enforceability of this Supplemental Indenture and of the Notes issued hereunder shall not be affected in any manner whatsoever by reason only that such a material conflict of interest exists. In the event of the Canadian Trustee resigning or being removed or being dissolved, becoming bankrupt, going into liquidation or otherwise becoming incapable of acting hereunder, the Company shall forthwith appoint a new Canadian Trustee unless a new Canadian Trustee has already been appointed by Holders of a majority in principal amount of the then outstanding Notes or applicable law no longer requires that there be a Canadian Trustee hereunder. Failing such appointment by the Company or such Holders, the retiring Canadian Trustee or any Holder may (unless applicable law no longer requires a Canadian Trustee hereunder) apply to a Judge of the Court of Queen’s Bench of British Columbia, on such notice as such Judge may direct and at the Company’s expense, for the appointment of a new Canadian Trustee, but any new Canadian Trustee so appointed by the Company, such Holders or the Court shall be subject to removal as aforesaid. Any Canadian Trustee appointed under any provision of this Section 11.01 shall be a corporation authorized to carry on the business of a trust company in the Province of British Columbia. On any new appointment the new Canadian Trustee shall be vested with the same powers, rights, duties and responsibilities as if it had been originally appointed Canadian Trustee as contemplated herein.

(e)           Neither the U.S. Trustee nor the Canadian Trustee shall be personally liable by reason of any act or omission of the other hereunder.

(f)            Any Canadian Trustee may at any time appoint the U.S. Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Supplemental Indenture on its behalf and in its name.

ARTICLE 12
MISCELLANEOUS

Section 11.01 of this Supplemental Indenture amends Section 11.02 of the Base Indenture for purposes of the Notes.  In addition, Sections 11.02, 11.03, 11.04, 11.05 and 11.06 of this Supplemental Indenture are hereby added to Article 11 of the Indenture for purposes of the Notes.

Section 12.01         Notices

(a)           Pursuant to Section 11.02 of the Base Indenture, the Company and the Trustees hereby designate the following addresses, which shall apply for purposes of any notice or communication in respect of the Notes or the Indenture as it relates to the Notes:

if to the Company:

Thompson Creek Metals Company Inc.

26 West Dry Creek Circle, Suite 810

Littleton, CO 80120

Fax: 303-762-3511

Email: wcassity@tcrk.com

Attention: Wendy Cassity, Esq.

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Fax: 212 351-5237

Email: AFabens@gibsondunn.com; AFAdams@gibsondunn.com

Attention: Andrew Fabens, Esq.; Aaron Adams, Esq.

if to the U.S. Trustee:

Wells Fargo Bank, National Association

Corporate Trust Services, MAC N9311-110

650 Marquette Avenue South

Minneapolis, MN 55479

Fax: 612-667-9825

Email: lynn.m.steiner@wellsfargo.com

Attention: Thompson Creek Metals Account Manager

If to the Canadian Co-Trustee:

Valiant Trust Company

#310, 606 4th Street S.W.

Calgary, Alberta, Canada   T2P 1T1

Attention: Senior Manager, Corporate Trust

Fax:  (403) 233-2857

(b)           Notwithstanding Section 11.02 of the Base Indenture, any notice or communication to the Company or the Trustees is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or electronic transmission, to its address specified in Section 11.01(a) of this Supplemental Indenture.  All notices and communications (other than those sent to Holders) shall be deemed to have been duly given, whether personally delivered, sent by facsimile or electronic transmission, or mailed by first-class mail to the address set forth in Section 11.01(a) of this Supplemental Indenture, shall be deemed duly given, regardless of whether the addressee receives such notice or communication; provided that any notice or communication delivered to the Trustees shall be deemed effective upon actual receipt thereof.

(c)           The penultimate sentence of Section 11.02(a) of the Base Indenture shall not apply to, and have no force and effect with respect to, the Notes and shall be replaced with the following language:

Any notice or communication to a Holder shall be delivered in person, sent electronically or mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or by such other delivery system as the Trustees agree to accept and shall be deemed to be sufficiently given if so sent within the time prescribed.  Any notice or communication shall also be so mailed to any Person described in TIA Section 313(c), to the extent required by the TIA.  Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(d)           In addition, and notwithstanding anything to the contrary in Section 11.02 of the Base Indenture, the following language is hereby added to Section 11.02 of the Base Indenture for purposes of the Notes:

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.  Waivers of notice by Holders shall be filed with the U.S. Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Where this Indenture provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), pursuant to the applicable procedures of such Depositary, if any, prescribed for the giving of such notice.

The Trustees agrees to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured facsimile or electronic transmission; provided, however, that (1) the party providing such written notice, instructions or directions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustees in a timely manner, and (2) such originally executed notice, instructions or directions shall be signed by an authorized representative of the party providing such notice, instructions or directions.  The Trustees shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustees’ reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.

If the Company sends a notice or communication to Holders, it shall mail a copy to the Trustees and each Agent at the same time.

Section 12.02         Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 12.03         Trustees Not Responsible for Recitals. The recitals contained herein and in the Notes (except the U.S. Trustee’s certificate of authentication) shall be taken as statements of the

Company and not of the Trustees and the Trustees assume no responsibility for the correctness of the same. Neither the Trustees nor any of their agents (a) makes any representation as to the validity or adequacy of this Supplemental Indenture or the Notes and (b) shall be accountable for the Company’s use or application of the proceeds from the tMEDS of which the Notes are a part.

Section 12.04         Governing Law; Waiver of Jury Trial.

Sections 11.09 of the Base Indenture shall not apply to, and have no force and effect with respect to, the Notes and shall be replaced in their entirety with the following:

“(a)           THIS SUPPLEMENTAL INDENTURE AND THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE OR THE NOTES, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)             EACH OF THE COMPANY, THE U.S. TRUSTEE, THE CANADIAN TRUSTEE, AND EACH HOLDER OF A tMEDS OR SEPARATE NOTE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(c)             (i)            Each of the Company, the U.S. Trustee and the Canadian Trustee expressly accepts and irrevocably submits to the non-exclusive jurisdiction of the United States Federal or New York State court sitting in the Borough of Manhattan, The City of New York, New York, over any suit, action or proceeding arising out of or relating to the Indenture or the Notes. To the fullest extent it may effectively do so under applicable law, each of the Company, the U.S. Trustee and the Canadian Trustee irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(ii)             Each of the Company, the U.S. Trustee and the Canadian Trustee agrees, to the fullest extent that it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to in Section 11.09(c)(i) brought in any such court shall be conclusive and binding upon such party, subject to rights of appeal, and may be enforced in the courts of the United States of America or the State of New York (or any other court the jurisdiction to which the Company is or may be subject) by a suit upon such judgment.  Nothing in this Section 11.09 shall affect the right of any party hereto to serve process in any manner permitted by law, or limit any right to bring proceedings against any other party hereto in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.”

Section 12.05         Judgment Currency

The obligation of the Company that is not organized in the United States of America in respect of any sum due to any Holder under this Indenture, the Notes shall, notwithstanding any judgment in a currency other than U.S. dollars or any other applicable currency (the “Judgment Currency”), not be discharged until the first business day, following receipt by such Holder of any sum adjudged to be so due in the Judgment Currency, on which (and only to the extent that) such Holder may in accordance with normal banking procedures purchase U.S. dollars or any other applicable currency with the Judgment Currency; if the U.S. dollars or other applicable currency so purchased are less than the sum originally due to such Holder hereunder, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Holder against such loss.  If the U.S. dollars or other applicable currency so purchased are greater than the sum originally due to such Holder hereunder, such Holder agrees to pay to the Company, as the case may be, an amount equal to the excess of the U.S. dollars or other applicable currency so purchased over the sum originally due to such Holder under this Indenture, the Notes.

Section 12.06         Waiver of Immunity

To the extent that the Company, or any of its respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to the Company, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any Canadian, New York state or U.S. federal court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any such court in which proceedings may at any time be commenced, with respect to the obligations and liabilities of each of the Company or any other matter under or arising out of or in connection with this Indenture, each of the Company hereby irrevocably and unconditionally waives or will waive such right to the extent permitted by applicable law, and agree not to plead or claim, any such immunity and consent to such relief and enforcement.

Section 12.07         Separability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.08         Multiple Originals. The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.

 [SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

THOMPSON CREEK METALS COMPANY INC.

By:	/s/ Pamela L. Saxton
Name: Pamela L. Saxton
Title: Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as U.S. Trustee

By:	/s/ Lynn M. Steiner
Name: Lynn M. Steiner
Title: Vice President

VALIANT TRUST COMPANY, as Canadian Trustee

By:	/s/ Dan Sander
Name: Dan Sander
Title: Director, Trust Service

By:	/s/ June Lam
Name: June Lam
Title: Officer Corporate Trust

[Signature Page to the Third Supplemental Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

[INCLUDE IF A GLOBAL NOTE]

 [THIS NOTE IS A REGISTERED GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO., AS NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY. THIS REGISTERED GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

UNLESS THIS REGISTERED GLOBAL SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY HAS AN INTEREST HEREIN.]

THOMPSON CREEK METALS COMPANY INC.

11.68% SENIOR AMORIZING NOTES
DUE MAY 15, 2015

CUSIP: 884768 AD4
ISIN: US884768AD46

No.	[Initial]* Number of Notes

THOMPSON CREEK METALS COMPANY INC., a corporation governed by the Business Corporations Act (British Columbia) (the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to [CEDE & CO., as nominee of The Depository Trust Company]* [                         ]** or registered assigns, the initial principal sum of $4.075312 for each of the number of Notes set forth above[, or such other number of Notes as set forth in the Schedule of Increases or Decreases in a Global Note attached hereto, which shall not exceed 8,800,000 Notes at any time (except that such maximum may be increased by a number of Notes equal to the aggregate number of any additional tMEDS purchased by the Underwriters pursuant to the exercise of their option to purchase additional tMEDS as set forth in the Underwriting Agreement),]* in quarterly Installment Payments (each such payment, an “Installment Payment” constituting a payment of interest at the rate per year of 11.68% and a partial repayment of principal) payable on February 15, May 15, August 15 and November 15 of each year (each such date, an “Installment Payment Date “ and the period from, and including, May 11, 2012 to, but excluding, August 15, 2012 and each subsequent full quarterly period from and including an Installment Payment Date to, but excluding, the immediately succeeding Installment Payment Date, an “Installment Payment Period”), commencing on August 15, 2012, all as set forth on the reverse hereof, with the final Installment Payment due and payable on May 15, 2015.

The Installment Payment payable on any Installment Payment Date shall be computed on the basis of a 360-day year consisting of twelve 30-day months. If an Installment Payment is payable for any period shorter or longer than a full Installment Payment Period, such Installment Payment shall be computed on the basis of the actual number of days elapsed per 30-day month.

In the event that any date on which an Installment Payment is payable is not a Business Day, then the Installment Payment on such date will be made on the next succeeding day that is a Business Day, and without any interest or other payment in respect of any such delay. However, if such Business Day is in the next succeeding calendar year, then such Installment Payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such Installment Payment was originally due.

Installment Payments shall be paid to the person in whose name the Note is registered at the close of business 15 calendar days preceding such Installment Payment Date (each, a “Regular Record Date”).

Installment Payments shall be payable at the office or agency of the Company maintained for that purpose in accordance with the provisions of the Indenture.

This Note shall not be entitled to any benefit under the Indenture hereinafter referred to or be valid or obligatory for any purpose until the Certificate of Authentication shall have been signed by or on behalf of the U.S. Trustee.

The provisions of this Note are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

* Include only if a Global Note.

** Include only if not a Global Note.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

THOMPSON CREEK METALS COMPANY INC., as Issuer

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein described in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as U.S. Trustee

By:
Name:
Title:

Dated:

[FORM OF REVERSE OF NOTE]

THOMPSON CREEK METALS COMPANY INC.

11.68% SENIOR AMORIZING NOTES
DUE MAY 15, 2015

This Note is one of a duly authorized series of Securities of the Company designated as its 11.68% Senior Amortizing Notes due May 15, 2015 (herein sometimes referred to as the “Notes”), issued under the Indenture, dated as of May 11, 2012, between the Company and Wells Fargo Bank, National Association, as trustee (the “U.S. Trustee”) , which terms includes any successor trustees under the Indenture (the “Base Indenture,” and, as supplemented by the Third Supplemental Indenture, dated May 11, 2012, (the “Supplemental Indenture”), among the Company, the U.S. Trustee and Valiant Trust Company, as Canadian trustee (the “Canadian Trustee”, together with the U.S. Trustee, the “Trustees”), the “Indenture”), to which Indenture reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustees, the Company and the Holders. The terms of other series of Securities issued under the Indenture may vary with respect to interest rates, issue dates, maturity, redemption, repayment, currency of payment and otherwise as provided in the Indenture. The Indenture further provides that securities of a single series may be issued at various times, with different maturity dates and may bear interest at different rates. This series of Securities is limited in aggregate principal amount as specified in said Supplemental Indenture.

Each installment shall constitute a payment of interest (at a rate of 11.68% per annum) and a partial repayment of principal on the Note, allocated as set forth in the schedule below:

Installment Payment Date	Amount of Principal	Amount of Interest
August 15, 2012	$0.299968	$0.124338
November 15, 2012	$0.295966	$0.110284
February 15, 2013	$0.304612	$0.101638
May 15, 2013	$0.313510	$0.092740
August 15, 2013	$0.322668	$0.083582
November 15, 2013	$0.332094	$0.074156
February 15, 2014	$0.341795	$0.064455
May 15, 2014	$0.351779	$0.054471
August 15, 2014	$0.362055	$0.044195
November 15, 2014	$0.372631	$0.033619
February 15, 2015	$0.383516	$0.022734
May 15, 2015	$0.394720	$0.011530

This Note will not be subject to redemption at the option of the Company. This Note is not entitled to the benefit of any sinking fund.

The Indenture contains provisions for defeasance and covenant defeasance at any time of the indebtedness on this Note upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

If an Event of Default (other than an Event of Default described in Section 6.01(g) or Section 6.01(h) of the Supplemental Indenture) occurs and is continuing, the U.S. Trustee by written notice to the Company, specifying the Event of Default, or the holders of at least 25% in principal amount of the then outstanding Notes by written notice to the Company and the U.S. Trustee, may, and the U.S. Trustee at the written request of such Holders shall, declare all Notes to be due and payable. Upon such a declaration of acceleration, all amounts on the Notes payable on all of the Notes shall be due and payable immediately.  This provision, however, is subject to the condition that, at any time after such a declaration of acceleration, and before any judgment or decree for the payment of the money due shall have been obtained or entered, the Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and to the Trustees, may waive all defaults and rescind and annul such declaration and its consequences, if certain conditions are met as set forth in the Indenture.

If an Event of Default described in Section 6.01(g) or Section 6.01(h) of the Supplemental Indenture occurs and is continuing, all amounts payable on all the Notes shall be due and payable immediately and automatically without any declaration or other act on the part of the U.S. Trustee or any Holders.

The Indenture permits, with certain exceptions as therein provided, the Company and the U.S. Trustee, with the consent of the Holders of not less than a majority in principal amount of the Securities at the time outstanding of each series issued under the Indenture to be affected thereby, to execute supplemental indentures for certain purposes as described therein.

No provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay installments on this Note at the time, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

The Notes are originally being issued as part of the 6.50% tMEDS (the “tMEDS”) issued by the Company pursuant to the Purchase Contract Agreement, dated as of May 11, 2012, among the Company, Wells Fargo Bank, National Association, as Purchase Contract Agent, as U.S. Trustee and as attorney-in-fact for the holders of Purchase Contracts from time to time, and Valiant Trust Company as Canadian Trustee (the “Purchase Contract Agreement”).  Holders of tMEDS have the right to separate such tMEDS into their constituent parts, consisting of Separate Purchase Contracts and Separate Notes, during the times, and under the circumstances, described in the Purchase Contract Agreement. Following separation of any tMEDS into its constituent Separate Note and Separate Purchase Contract, the Separate Notes are transferable independently from the Separate Purchase Contracts. In addition, Separate Notes can be recombined with Separate Purchase Contracts to recreate tMEDS, as provided for in the Purchase Contract Agreement.  Reference is hereby made to the Purchase Contract Agreement for a more complete description of the terms thereof applicable to the tMEDS and Notes.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note shall be registered by the Registrar on its books and records, upon surrender of this Note for registration of transfer at the office or agency of the Company, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the U.S. Trustee duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Notes are initially issued in the form of Global Securities without coupons in initial minimum denominations of one Note and integral multiples in excess thereof.

No charge shall be made for any such registration of transfer or exchange, but the Company may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

The Company, the U.S. Trustee and any agent of the Company or the U.S. Trustee may deem and treat the Holder in whose name any Note shall be registered upon books and records of the Registrar for the Notes as the absolute owner of such Note (whether or not such Note shall be overdue and notwithstanding any notation of ownership or other writing thereon) for the purpose of receiving Installment Payments on such Note and for all other purposes; and neither the Company nor the U.S. Trustee nor any agent of the Company or the U.S. Trustee shall be affected by any notice to the contrary.

This Note and the Indenture, and any claim, controversy or dispute arising under or related to the Indenture or this Note, for all purposes shall be governed by and construed in accordance with the laws of the State of New York. Each of the Company and the Trustees, and each Holder of a Security by its acceptance thereof, hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right it may have to trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Indenture, the Notes or the transactions contemplated hereby or thereby.

All terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture, or this Note, or because of any indebtedness evidenced thereby, shall be had against any incorporator, as such or against any past, present or future stockholder, Officer, director or employee, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Note by the Holders hereof and as part of the consideration for the issue of this Note.

The Company and each Holder agrees, for United States and Canadian federal income tax purposes, to treat the Notes as indebtedness.

In the case of any conflict between this Note and the Supplemental Indenture, the provisions of the Supplemental Indenture shall control.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.

Date:
Signature:
Signature Guarantee:

(Sign exactly as your name appears on the other side of this Note)

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

By:
Name
Title:

Attest:

By:
Name:
Title:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN A GLOBAL NOTE

The initial number of Notes evidenced by this Global Note is                       . The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in number of Notes evidenced by this Global Note	Amount of increase in number of Notes evidenced by this Global Note	Number of Notes evidenced by this Global Note following such decrease (or increase)	Signature of authorized signatory of the Registrar